As filed with the Securities and Exchange Commission on December  4,  2009.

Registration No. 0-53803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 10-12 G/A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF
THE SECURITIES EXCHANGE ACT OF 1934

SMSA GAINESVILLE ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Nevada	27-0984261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

174 FM 1830 Argyle, Texas	76226
(Address of principal executive offices)	(Zip Code)

(972) 233-0300
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Securities registered under Section 12 (b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12 (g) of the Exchange Act: Common Stock, $0.001 par value (Title of Class)

ADDITIONAL INFORMATION

Statements contained in this registration statement regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the registration statement. As a result of this registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, consequently, will be required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://www.sec.gov.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Description of Business” and “Management’s Discussion and Analysis or Plan of Operation”. These uncertainties and other factor include, but are not limited to: our ability to locate a business opportunity for merger; the terms of our acquisition of or participation in a business opportunity; and the operating and financial performance of any business combination with us.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements, and the reader is advised to consult any further disclosures made on related subjects in our future SEC filings.

Table of Contents

ITEM 1. DESCRIPTION OF BUSINESS	4
History	4
Plan of Reorganization	4
Business Plan	6
Investigation and Selection of Business Opportunities	7
Competition	10
Employees	10
ITEM 1A. RISK FACTORS	10
ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	10
Plan of Operation	10
Liquidity and Capital Resources	11
ITEM 3. DESCRIPTION OF PROPERTY	12
ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	12
ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	13
ITEM 6. EXECUTIVE COMPENSATION	18
Executive Officers	18
Executive Compensation	18
ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	18
ITEM 8. LEGAL PROCEEDINGS	18
ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	18
Market Information	18
Transfer Agent	19
Reports to Stockholders	19
Securities Eligible for Future Sale	19
ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES	21
ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED	21
ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS	22
ITEM 13. FINANCIAL STATEMENT AND SUPPLEMENTARY DATA	22
ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	22
ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS	23

SIGNATURES	24

INDEX OF EXHIBITS	IOE-1

ITEM 1. DESCRIPTION OF BUSINESS

SMSA Gainesville Acquisition Corp. was organized on September 9, 2009 as a Nevada corporation to effect the reincorporation of Senior Management Services of Gainesville, Inc., a Texas corporation, mandated by the plan of reorganization discussed below. In accordance with the confirmed plan of reorganization, our current business plan is to seek to identify a privately-held operating company desiring to become a publicly held company by merging with us through a reverse merger or acquisition. We are a development stage company and a shell company as defined in Rule 405 under the Securities Act of 1933, or the Securities Act, and Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act. As a shell company, we have no operations and no or nominal assets. Although we have no assets or operations, we believe we possess a stockholder base which will make us a suitable merger or acquisition candidate to an operating, privately-held company seeking to become publicly held. Our principal office is located at 174 FM 1830, Argyle, TX 76226, and our telephone number is (972) 233-0300.

History

On January 17, 2007 Senior Management Services of Gainesville, Inc. and its affiliated companies, or collectively SMS Companies, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On August 1, 2007, the bankruptcy court entered its confirmation order which confirmed the First Amended, Modified Chapter 11 Plan, or the Plan, as presented by SMS Companies and their creditors. The effective date of the Plan was August 10, 2007.

               During the three years prior to filing the reorganization petition, SMS Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy proceedings consisted of 14 nursing facilities, ranging in size from approximately 114 beds to 325 beds. In the aggregate, SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees. A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid. The SMS Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients. The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.

               In 2005 SMS Companies obtained a secured credit facility from a financial institution. The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real property on which two of its nursing care facilities operated. By late 2006, SMS Companies were in an “overadvance” position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility. Beginning in September 2006, SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Companies obtained a commitment from a new lender to refinance and restructure the credit facility. SMS Companies were unsuccessful in obtaining a commitment from a new lender and on January 5, 2007, the lender declared SMS Companies in default and commenced foreclosure and collection proceedings. On January 9, 2007 the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy. Subsequently, on January 17, 2007 the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Plan of Reorganization

During the administration of the SMS Companies bankruptcy reorganization proceedings, it became apparent that there would not be any available funds to pay the claims of the unsecured creditors. Halter Financial Group, Inc., or HFG, was contacted by a legal representative of the SMS Companies to determine whether HFG would participate with the SMS Companies and their creditors in formulating the structure of the Plan to provide an opportunity for the unsecured SMS Companies’ creditors to receive payment for all or a portion of their claims. HFG had no affiliation or involvement with any of the SMS Companies prior to the bankruptcy action.

HFG is a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. HFG had previously participated with other companies and their creditors in structuring reorganization plans under Chapter 11 of the Bankruptcy Code which provided, in part, for a debtor with significant unsecured creditors to emerge out of bankruptcy, with the creditors exchanging their claims for equity in the reorganized company. The reorganized company would then seek a merger or business combination with an operating business, which would provide the shareholders with the opportunity to recover all or a portion of their previous claims through appreciation of the stock value after a business combination with a private operating company.

HFG agreed to participate with SMS Companies and their creditors in structuring the Plan. As part of the Plan, HFG provided $115,000 to be used to pay professional fees associated with the Plan confirmation process. HFG was granted an option that provided for the issuance of equity securities in each of the 23 SMS Companies, including Senior Management Services of Gainesville, Inc. in satisfaction of HFG’s administrative claims. The option to acquire equity securities in lieu of repayment of the $115,000 administrative claim was exercised by HFG.

The Plan provides that HFG will receive approximately 80% of the common stock in each SMS Company and that the unsecured creditors will receive the remaining 20% of the common stock in exchange for their claims. Each creditor will receive its pro rata share of the common stock based on the percentage of its claim to the total amount of the outstanding unsecured claims for each SMS Company in which the creditor holds a claim. Other than receiving 80% of the common stock in each SMS Company, HFG will not receive any additional cash compensation from or equity securities in any of the SMS Companies nor will HFG recoup any portion of the $115,000 payment from any of the SMS Companies.

As provided in the Plan, approximately 80% of our outstanding common stock, or 415,960 shares, was issued to HFG in satisfaction of HFG’s administrative claims. The remaining 20% of our outstanding common stock, or 84,045 shares, was issued to 482 holders of unsecured debt. The 500,005 shares, or Plan Shares, were issued pursuant to Section 1145 of the Bankruptcy Code.

     As further consideration for the issuance of the 415,960 Plan Shares to HFG, the Plan required HFG to assist us in identifying a potential merger or acquisition candidate. HFG is responsible for the payment of our operating expenses and HFG will provide us, at no cost, with consulting services, including assisting us with formulating the structure of any proposed merger or acquisition. Additionally, HFG is responsible for paying our legal and accounting expenses related to this registration statement and our expenses incurred in consummating a merger or acquisition.

Pursuant to the confirmation order, if we do not consummate a business combination prior to August 10, 2010, the Plan Shares will be deemed canceled, we will file dissolution papers with the State of Nevada, the pre-merger or acquisition injunction provisions of the confirmation order, as they pertain to us, shall be deemed dissolved and no discharge will be granted to us, all without further order of the bankruptcy court. If we timely consummate a merger or acquisition with an entity which is engaged in business, we will file a certificate of compliance with the bankruptcy court which will state that the requirements of the Plan have been met, resulting in the discharge to be deemed granted. Thereafter, the post discharge injunction provisions set forth in the Plan and the confirmation order shall then become effective.

The SMS Companies bankruptcy case is closed as a final decree has been entered. The confirmation order of the Plan was effective on August 10, 2007. No appeal was filed. There is no continuing jurisdiction being exercised by the bankruptcy court over us, or any of the SMS Companies, other than the acceptance of a certificate of compliance filed by us upon the timely completion of a merger or acquisition.

All 23 SMS Companies, as required by the Plan, will be reorganized with the same corporate structure and with the same business plan as we have and as disclosed by us in this registration statement. However, each SMS Company has a different post confirmation plan date. The post confirmation date for each of the SMS Companies is set forth below:

SMS Company	Post Confirmation Plan Date
SMSA I Acquisition Corp.[1]	February 10, 2008
SMSA III Acquisition Corp.[2]	May 10, 2008
SMSA II Acquisition Corp.[1]	August 10, 2008
SMSA IV Acquisition Corp.[1]	November 10, 2008
SMSA El Paso I Acquisition Corp.[2]	February 10, 2009
SMSA North America Acquisition Corp.[1]	May 10, 2009
SMSA El Paso II Acquisition Corp.[2]	August 10, 2009

SMSA Palestine Acquisition Corp.[2]	November 10, 2009
SMSA Houston Acquisition Corp.	February 10, 2010
SMSA Tyler Acquisition Corp.	May 10, 2010
SMSA Gainesville Acquisition Corp.	August 10, 2010
SMSA Crane Acquisition Corp.	November 10, 2010
SMSA Kerrville Acquisition Corp.	February 10, 2011
SMSA Ft. Worth Acquisition Corp.	May 10, 2011
SMSA Shreveport Acquisition Corp.	August 10, 2011
Cora Crane Acquisition Corp.	November 10, 2011
Cora Kerrville Acquisition Corp.	February 10, 2012
SMSA Katy Acquisition Corp.	May 10, 2012
SMSA Humble Acquisition Corp.	August 10, 2012
SMSA Treemont Acquisition Corp.	November 10, 2012
SMSA Dallas Acquisition Corp.	February 10, 2013
SMSA San Antonio Acquisition Corp.	May 10, 2013
SMSA Ballinger Acquisition Corp.	August 10, 2013

_____________________________

1 Did not complete a merger or business combination prior to the post confirmation plan date and has ceased business operations or been dissolved.

2 Completed merger or business combination prior to post confirmation date. See Table in “Item 5-Directors,
  Executive Officers, Promoters and Control Persons.”

Effective September 9, 2009, HFG transferred its 415,960 Plan Shares to Halter Financial Investments L.P., or HFI, a Texas limited partnership controlled by Timothy P. Halter.

Timothy P. Halter is the sole officer, director and shareholder of HFG and an officer and member of Halter Financial Investments GP, LLC, general partner of HFI. Mr. Halter has served as our president and sole director since September 9, 2009. Mr. Halter and HFG will assist us with the implementation of our business plan. Although Mr. Halter is unable to estimate the number of hours he will spend on our business affairs each month, he will devote as much of his time as he deems necessary to assist us with the implementation of our business plan.

Business Plan

     Our current business plan is to seek and identify a privately-held operating company desiring to become a publicly held company by combining with us through a reverse merger or acquisition type transaction. Private companies wishing to have their securities publicly traded may seek to merge or effect an exchange transaction with a shell company with a significant stockholder base. As a result of the merger or exchange transaction, the stockholders of the private company will hold a majority of the issued and outstanding shares of the shell company. Typically, the directors and officers of the private company become the directors and officers of the shell company. Often the name of the private company becomes the name of the shell company. We believe that by becoming a reporting company, under the rules and regulations of the Exchange Act, we will become a more suitable candidate to engage in a combination transaction with a privately-held company.

We have no capital and must depend on HFG to provide us with the necessary funds to implement our business plan. HFG will utilize its available capital to provide funds for the implementation of our business plan, including the payment of expenses for conducting due diligence research relating to business combination opportunities and costs associated with consummation of a business combination. Neither HFG nor Mr. Halter intends to borrow any funds if HFG does not have sufficient capital for such costs and expenses.

We intend to seek combination opportunities demonstrating the potential of long-term growth as opposed to short-term earnings. However, at the present time, we have not identified any business opportunity that we plan to pursue, nor have we reached any agreement or definitive understanding with any person concerning an acquisition or merger.

Timothy P. Halter will be primarily responsible for investigating business combination opportunities. However, we believe that business opportunities may also come to our attention from various sources, including HFG, professional advisors such as attorneys, and accountants, securities broker-dealers, venture capitalists, members of the financial community, and others who may present unsolicited proposals. We have no plan, understanding, agreements, or commitments with any individual for such person to act as a finder of opportunities for us.

Our management consists of only one person. Timothy P. Halter, our president and sole director. Mr. Halter will be primarily responsible for conducting our day-to-day operations and will be responsible for implementing our business plan. We will rely solely on the judgment of Mr. Halter when selecting a target company. Mr. Halter will only devote as much of his time as he deems necessary to assist us with the implementation of our business plan. Mr. Halter has not entered into a written employment or consulting agreement with us and he is not expected to do so. The loss of the services of Mr. Halter would adversely affect our ability to implement our business plan.

     No discussions regarding the possibility of a business combination are expected to occur until after the effective date of this registration statement. Neither we, or anyone acting on our behalf, have contacted any third parties or had any substantial discussions, formal or otherwise, with respect to a possible business combination, nor have we, or anyone acting on our behalf, identified or located any suitable target candidate, conducted any research or taken any measures, directly or indirectly, to locate or contact a target business. We can give no assurances that we will be successful in finding or acquiring a desirable business opportunity, given the limited funds that are expected to be available to us for implementation of our business plan. Furthermore, we can give no assurances that any combination or acquisition, if they occur, will be on terms that are favorable to us or our current stockholders.

We do not propose to restrict our search for a candidate to any particular geographical area or industry, and therefore, we are unable to predict the nature of our future business operations. Our management’s discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.

In conjunction with completion of a business acquisition, we anticipate that we will issue an amount of our authorized but unissued common stock that will represent a significant majority of the voting power and equity of our company, which will, in all likelihood, result in stockholders of a target company obtaining a controlling interest in us and thereby reducing the ownership interest of our current stockholders. We may also issue preferred stock to the stockholders of a target company. Holders of preferred stock may have rights, preferences and privileges senior to those of our existing holders of common stock. As a condition of the business combination, HFI, our majority stockholder, may agree to sell or transfer all or a portion of the common stock it owns to provide the target company with majority control. The resulting change in control will likely result in the removal of our present officer and director and a corresponding reduction in, or elimination of, his participation in future business activities.

We may effectuate a business combination with a merger target whose business operations or even headquarters, place of formation or primary place of business are located outside the United States of America. In such event, we may face the significant additional risks associated with doing business in that country. In addition to the language barriers, different presentations of financial information, different business practices, and other cultural differences and barriers that may make it difficult to evaluate such a merger target, we may encounter ongoing business risks associated with uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain economic policies and potential political and economic instability that may be exacerbated in various foreign countries.

     Federal and state tax consequences will, in all likelihood, be major considerations in any business combination that we may undertake. Currently, such transactions may be structured so as to result in tax-free treatment to both companies and their stockholders, pursuant to various federal and state tax provisions. We intend to structure any business combination so as to minimize the federal and state tax consequences to both our company and the target entity and their stockholders. However, there can be no assurance that such business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes, which may have an adverse effect on both parties to the transaction.

     Although there are no restrictions in the Plan for us to engage in a business combination with an entity that is affiliated or controlled by either HFG, HFI or Mr. Halter, we do not currently intend and do not foresee that we will enter into a merger or acquisition transaction with any business which is controlled by or affiliated with HFG, HFI or Timothy P. Halter.

Investigation and Selection of Business Opportunities

     The Plan provides that we shall seek a merger with a viable operating business. There are no other criteria required under the Plan. Management has not determined any other criteria in seeking a candidate target business.

Certain types of business acquisition transactions may be completed without requiring us to first submit the transaction to our stockholders for their approval. If the proposed transaction is structured in such a fashion our stockholders (other than HFI our majority stockholder) will not be provided with financial or other information relating to the candidate prior to the completion of the transaction. Generally, equity securities may be issued in a stock exchange, direct stock purchase for cash or property or in a reverse triangle merger, that is the merger of a target business into a subsidiary of the company, without approval of the shareholders of the company. Additionally the Plan provides that the terms and conditions of a proposed reverse merger or acquisition shall be approved by the majority of the members of our board of directors. No vote by the shareholders shall be required. Statutory mergers, that is the merger of a target company directly into the company, typically requires shareholder approval in accordance with the applicable state laws; however, it is anticipated that such a structure will not be used to effect a combination transaction with an operating business.

If a proposed business combination or business acquisition transaction is structured that requires our stockholder approval, and we are a reporting company, we will be required to provide our stockholders with information as applicable under Regulations 14A and 14C under the Exchange Act.

We may be required to have our internal control procedures audited for the fiscal year ending December 31, 2010 as required by the Sarbanes-Oxley Act of 2002. A target company may not be in compliance with provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition or result in our inability to consummate the business transaction.

The analysis of business opportunities will be undertaken by or under the supervision of Timothy P. Halter. Although we have not set or determined any criteria for the target business other than that it is an existing operating business, in analyzing potential merger candidates, we will likely consider, among other things, the following factors:

*	Potential for future earnings and appreciation of value of securities;
*	Perception of how any particular business opportunity will be received by the investment community and by our stockholders;
*	Eligibility of a candidate, following the business combination, to qualify its securities for listing on a national exchange or on a national automated securities quotation system, such as NASDAQ;
*	Historical results of operation;
*	Liquidity and availability of capital resources;
*	Competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;
*	Strength and diversity of existing management or management prospects that are scheduled for recruitment;
*	Amount of debt and contingent liabilities; and
*	The products and/or services and marketing concepts of the target company.

There is no single factor that will be controlling in the selection of a business opportunity. We will attempt to analyze all factors appropriate to each opportunity and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Because of our limited capital available for investigation and our dependence on HFG and Timothy P. Halter, we may not discover or adequately evaluate adverse facts about the business opportunity to be acquired.

We will also seek candidates desiring to create a public market for their securities in order to enhance liquidity for current stockholders, candidates which have long-term plans for raising capital through public sale of securities and believe that the prior existence of a public market for their securities would be beneficial, and candidates which plan to acquire additional assets through issuance of securities rather than for cash, and believe that the development of a public market for their securities will be of assistance in that process. Companies which have a need for an immediate cash infusion are not likely to find a potential business combination with us to be a prudent business transaction alternative.

We have no current arrangement, agreement or understanding with respect to engaging in a business combination with a specific entity. We may not be successful in identifying and evaluating a suitable merger candidate or in consummating a business combination. We have not selected a particular industry or specific business within an industry for a target company. We have not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria that we will require a target company to have achieved, or without which we would not consider a business combination with such business entity.

We are unable to predict when we may participate in a business opportunity. We expect, however, that the analysis of specific proposals and the selection of a business opportunity may take several months.

Prior to making a decision to participate in a business transaction, we will generally request that we be provided with written materials regarding the business opportunity containing as much relevant information as possible, including, but not limited to, a description of products, services and company history; management resumes; financial information; available projections, with related assumptions upon which they are based; an explanation of proprietary products and services; evidence of existing patents, trademarks, or service marks, or rights thereto; present and proposed forms of compensation to management; a description of transactions between such company and its affiliates during the relevant periods; a description of present and required facilities; an analysis of risks and competitive conditions; a financial plan of operation and estimated capital requirements; audited financial statements, or if audited financial statements are not available, unaudited financial statements, together with reasonable assurance that audited financial statements would be able to be produced to comply with the requirements of a Current Report on Form 8-K to be filed with the Commission upon consummation of the business combination.

As part of our investigation, Timothy P. Halter may meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis or verification of certain provided information, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial and management resources.

Although there are many shell companies seeking a business combination with private operating businesses, some of which are controlled by shareholders which may have more available funds than we have, we believe that we offer to potential target candidates additional unique features that are not common to most existing shell companies Since we were reorganized under Chapter 11 of the Bankruptcy Code and emerged from bankruptcy with a Plan that provides, among other things, upon consummation of a business combination, the pre-confirmation claims of our creditors will be discharged, a potential target candidate will be afforded the protection from any pre-confirmation claims being asserted against us. This will decrease the time and cost to the potential target business in conducting its due diligence investigation. The Plan Shares issued to our shareholders were issued in reliance on the exemption afforded under Section 1145(a)(1) of the Bankruptcy Code and are deemed to be made in a public offering, so that the recipients thereof, are free to resell such securities after the business combination without registration under the Securities Act. This will provide the target business with a shareholder base that can actively participate in market trades and help create an active trading market after the business is qualified for listing on a stock exchange. Also, as a reporting company subject to the rules and regulations of the Exchange Act, the Company’s history and operating results are readily available for review and due diligence research which will save the target business time and expense with its investigation process.

Timothy P. Halter is not required to commit his full time to our affairs, which may result in a conflict of interest in allocating his time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. Mr. Halter is engaged in several other business endeavors and is not obligated to contribute any specific number of hours to our affairs. If his other business affairs require him to devote more substantial amounts of time to such interests, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination.

Mr. Halter, HFG and HFI, our majority stockholder, are affiliated with other shell companies with business activities similar to those intended to be conducted by us. Mr. Halter, HFG and HFI may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities to which they have fiduciary obligations. Accordingly, there may be conflicts of interest in determining to which entity a particular business opportunity should be presented.

To implement our business plan we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. The selection of any such advisors will be made by Mr. Halter and their fees will be paid by HFG. We anticipate that such persons may be engaged on an as needed basis without a continuing fiduciary or other obligation to us.

Competition

 We are and will continue to be an insignificant participant in the business of seeking mergers with and acquisitions of privately held business entities. We expect to encounter substantial competition in our efforts to locate potential business combination opportunities. The competition may in part come from business development companies, venture capital partnerships and corporations, small investment companies and brokerage firms. Most of these organizations are likely to be in a better position than us to obtain access to potential business acquisition candidates because they have greater experience, resources and managerial capabilities than we do. We also will experience competition from other public companies with similar business purposes, some of which may also have funds available for use by an acquisition candidate.

Employees

We have no employees. Our president and sole director, Timothy P. Halter, will be responsible for managing our administrative affairs, including our reporting obligations pursuant to the requirements of the Exchange Act. It is anticipated that HFG and Timothy P. Halter will engage consultants, attorneys and accountants as necessary for us to conduct our business operations and to implement and successfully complete our business plan. We do not anticipate employing any full-time employees until we have achieved our business purpose.

ITEM 1A. RISK FACTORS.

Smaller reporting companies are not required to provide the information required by this item.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Plan of Operation

     As a shell company, we have no operations and no or nominal assets. Although we have no assets or operations, we believe we possess a stockholder base which will make us a suitable merger or acquisition candidate to an operating privately-held company seeking to become publicly-held.

Since we were reorganized under Chapter 11 of the Bankruptcy Code and emerged from bankruptcy with a Plan that provides, among other things, upon consummation of a business combination, the pre-confirmation claims of our creditors will be discharged, a potential target candidate will be afforded the protection from any pre-confirmation claims being asserted against us. This will decrease the time and cost to the potential target business in conducting its due diligence investigation. The Plan Shares issued to our shareholders were issued in reliance on the exemption afforded under Section 1145(a)(1) of the Bankruptcy Code and are deemed to be made in a public offering, so that the recipients thereof, are free to resell such securities after the business combination without registration under the Securities Act. This will provide the target business with a shareholder base that can actively participate in market trades and help create an active trading market after the business is qualified for listing on a stock exchange. Also, as a reporting company subject to the rules and regulations of the Exchange Act, the Company’s history and operating results are readily available for review and due diligence research which will save the target business time and expense with its investigation process.

We will also seek candidates desiring to create a public market for their securities in order to enhance liquidity for current stockholders, candidates which have long-term plans for raising capital through public sale of securities and believe that the prior existence of a public market for their securities would be beneficial, and candidates which plan to acquire additional assets through issuance of securities rather than for cash, and believe that the development of a public market for their securities will be of assistance in that process. Companies which have a need for an immediate cash infusion are not likely to find a potential business combination with us to be a prudent business transaction alternative.

As discussed in Item 1. Description of Business, we intend to locate and combine with an existing, privately-held company which has in our management’s view potential for earnings and appreciation of value of its equity securities, irrespective of the industry in which it is engaged. A combination may be structured as a merger, consolidation, exchange of our common stock for stock or assets or any other form which will result in the combined companies becoming an operating publicly-held corporation.

Pending negotiation and consummation of a business combination, we anticipate that we will have, aside from carrying on our search for a combination partner, no business activities, and, thus, will have no source of revenue. Should we incur any significant liabilities prior to a combination with a private company, we may not be able to satisfy such liabilities as they are incurred, which most likely will negatively impact our ability to consummate a business combination.

If our management pursues one or more combination opportunities beyond the preliminary negotiations stage and those negotiations are subsequently terminated, it is likely that such efforts will exhaust our ability to continue to seek such combination opportunities before any successful combination can be consummated.

               Our management does not intend to pursue any combination proposal beyond the preliminary negotiation stage with any combination candidate which does not furnish us with audited financial statements for its historical operations or can furnish audited financial statements in a timely manner. HFG may engage attorneys and/or accountants to investigate a combination candidate and to consummate a business combination. We may require payment of fees by such merger candidate to fund all or a portion of such expenses. To the extent we are unable to obtain the advice or reports from experts, the risks of any combined business combination being unsuccessful will be enhanced.

               We are not registered and we do not propose to register as an investment company under the Investment Company Act of 1940. We intend to conduct our business activities so as to avoid application of the registration and other provisions of the Investment Company Act of 1940 and the related regulations thereunder.

We have no operating history, no cash, no assets and our business plan has significant business risks. Because of these factors our Independent Registered Certified Public Accounting Firm has issued an opinion on our financial statements that states that our financial statements were prepared assuming we will continue as a going concern and further states that since we have no viable operations or significant assets and are dependent upon significant stockholders to provide sufficient working capital to maintain the integrity of our corporate entity there exists substantial doubt about our ability to continue as a going concern. Our plans concerning these matters are discussed in Item 1 – Description of Business and Note D to the notes to the accompanying audited financial statements. Our future is dependent on our ability to successfully execute our business plan prior to August 10, 2010. If we fail to do so for any reason, we would not be able to continue as a going concern, the Plan Shares will be cancelled, injunction provisions of the confirmation order, as they pertain to us, shall be deemed dissolved and no discharge will be granted to us, all without further order of the bankruptcy court.

Liquidity and Capital Resources.

We have no operations and will not generate any revenue until we consummate a business combination. We will need funds to support our operation and implementation of our plan of operation and to comply with the periodic reporting requirements of the Exchange Act. HFG is obligated to fund the expenses in implementing our plan of operation and to fund our operating expenses until we complete a business combination. We believe sufficient working capital will be provided by HFG through August 10, 2010 to support and preserve the integrity of our corporate entity and to fund the implementation of our business plan.

Although, we have no current plans, proposals, arrangements or understandings with respect to the sale or issuance of additional securities prior to the identity of a merger or acquisition candidate and we do not anticipate that we will incur any significant debt prior to a consummation of a business combination, we may in the future compensate providers of services by issuances of securities.

ITEM 3. DESCRIPTION OF PROPERTY

We do not own property. We currently maintain a mailing address at 174 FM 1830, Argyle, TX 76226. Our telephone number is (972) 233-0300. Other than this mailing address, we do not currently maintain any other office facilities, and do not anticipate the need for maintaining office facilities at any time until we complete a business combination. We pay no rent or other fees for the use of the mailing address. The facilities are also used by HFG for its business operations. HFG provides us with the use of office equipment and administrative services as necessary to conduct our business activities, including the implementation of our business plan.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at December 1, 2009, regarding the beneficial ownership of our common stock of each person or group known by us to beneficially own 5% or more of our outstanding shares of common stock; each of our executive officers and directors; and all our executive officers and directors as a group:

Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares as beneficially owned by them.

Name and Address(2)	Shares Beneficially Owned(1)
	Number	Percent(3)

Halter Financial Investments, LP(4)	415,960	83.2

Timothy P. Halter (4)	415,960	83.2

Pharmerica, Inc.(5)	30,933	6.2

Directors and officers as a group(6)	415,960	83.2
(1 person)

(1) On December 1, 2009 there were 500,005 shares of our common stock outstanding and no shares of preferred stock issued and outstanding. We have no outstanding stock options or warrants.
(2) Under applicable SEC rules, a person is deemed the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person’s economic interest in the security. Under SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.

(3) In determining the percent of voting stock owned by a person (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 500,005 shares of common stock outstanding and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(4) Halter Financial Investments, L.P. (“HFI”) is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company (“HFI GP”), is the sole general partner. The limited partners of HFI are: (i) TPH Capital, LP., a Texas limited partnership of which TPH Capital GP, LLC, a Texas limited liability company (“TPH GP”), is the general partner and Timothy P. Halter is the sole member of TPH GP, (ii) Bellifield, LP, a Texas limited partnership of which Bellifield Capital Management, LLC, a Texas limited liability company (“Bellifield LLC”) is the sole general partner and David Brigante is the sole member of Bellified LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP LLC, a Texas limited liability company (“Colhurst LLC”), is the general partner and George L. Diamond is the sole member of Colhurst LLC; and (iv) Rivergreen Capital, LLC, a Texas limited liability company (“Rivergreen LLC”), of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI. HFI’s address is 174 FM 1830, Argyle, TX 76226.

(5) Phamerica, Inc.’s address is 1675 Broadway, New York, New York.
(6) Timothy P. Halter, our sole officer and director, is deemed one of the beneficial owners of the 415,960 shares owned by HFI.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers are as follows:

Name	Age	Positions Held
Timothy P. Halter	43	President, Chief Executive Officer,
		Secretary, Chief Financial Officer and Sole Director

Our directors serve until the next annual meeting of stockholders or until their successors are duly elected and have qualified. Directors are elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between Mr. Halter or any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect directors to our board. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs. Our board of directors does not have any committees at this time.

Timothy P. Halter. Mr. Halter, age 43, has served as our sole officer and director since September 9, 2009, Mr. Halter is primarily responsible for implementing our business plan. Since 1995, Mr. Halter has been the president and the sole stockholder of Halter Financial Group, Inc., a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. In September 2005, Mr. Halter and other minority partners formed HFI. HFI conducts no business operations. Mr. Halter currently serves as a director of DXP Enterprises, Inc., a public corporation (Nasdaq: DXPE), and is an officer and director of Marketing Acquisition Corp., a Nevada corporation, BTHC XIV, Inc., and BTHC XV, Inc. each a Delaware corporation. Each of the afore-referenced companies is current in the filing of their periodic reports with the SEC. Except for DXP Enterprises, each of the afore-referenced companies for which Mr. Halter acts as an officer and director may be deemed shell corporations. Mr. Halter will devote as much of his time to our business affairs as he deems may be necessary to implement our business plan.

Mr. Halter has significant experience acting in the capacity of the principal stockholder, a director and an executive officer of blank check companies. The following table identifies those companies with which Mr. Halter has been affiliated that operated as a blank check company at some point in their history and whose securities were registered under the Exchange Act. The table also details Mr. Halter’s prior and present involvement with each referenced company and the status of each company’s business operations immediately after the change of control. The business descriptions provided below were derived from the respective entities’ periodic reports as filed with the SEC as a result of the change of control.

               Except for BTHC XIV, Inc., BTHC XV, Inc. and Marketing Acquisitions Corp., each a shell company, we have made no independent verification and we do not make any representations whether any of the below entities are currently:

•	An operating business or whether any such entity is currently or has been subject to any bankruptcy proceedings;

•	A reporting company under the Exchange Act; or

•	Current in the filing of their respective periodic reports with the SEC or the accuracy of the disclosure in such reports.

                As noted in the table below, Mr. Halter is currently a director, officer and principal shareholder of Marketing Acquisition Corp., a Nevada corporation, as well as, BTHC XIV, Inc., and BTHC XV, Inc., each a Delaware corporation. Regarding the other companies listed in the table, Mr. Halter was not affiliated with any of the operating businesses prior to the consummation of the reverse merger transaction and resigned as an officer and director upon consummation of the transaction. After the merger transaction, Mr. Halter did not participate in the management of any of the companies and ceased being a principal shareholder. Other than being a minority shareholder of certain of the companies, Mr. Halter is not affiliated with, and does not control, any of the companies.

In addition to the companies listed below, Mr. Halter is an officer, director, and shareholder of several private companies, including some of the SMS Companies entities discussed in “Item 1. Description of Business – Plan of Reorganization.”

It is specifically noted that the relative success or failure of any of the entities referenced below subsequent to Mr. Halter’s affiliation should not be deemed an indication of the possibility of our success or failure upon the completion of our current plan of operations.

Name of Registrant	Date of Registration/SEC File Number	Nature of Interest	Status Immediately After Change of Control
Athersys, Inc. (formerly BTHC VI, Inc.)	Form 10 filed on July 6, 2006; SEC File Number 000-52108	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on June 8, 2007.	The company was engaged in the business of developing therapeutic product candidates.
Avatar Systems, Inc.	Form 10 filed on June 25, 2001; SEC File Number 000-32925	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on November 14, 2000.	The company was engaged in the business of providing petroleum industry solutions for accounting and financial management.
Bitech Pharma, Inc.	Form 10 filed on December 16, 2005; SEC File Number 000-51684	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on June 30, 2005.	The company was engaged in the business of developing and producing therapeutic protein products.
BTHC VII, Inc.	Form 10 filed on July 10, 2006; SEC File Number 000-52123	Mr. Halter acquired control on June 7, 2005. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on July 27, 2007.	The company was engaged in the business of operating a chain of retail jewelry stores.
BTHC VIII, Inc.	Form 10-SB filed on September 21, 2006; SEC File Number 0-52232	Mr. Halter acquired control on August 7, 2006. Mr. Halter resigned as an officer and director of the Company as a result of a change in control transaction completed on February 12, 2009.	The company was engaged in the business of manufacturing heat exchange products.
BTHC X, Inc.	Form 10 filed on September 22, 2006; SEC File Number 0-52237	Mr. Halter acquired control on August 16, 2006. Mr. Halter resigned as an officer and director of the Company as a result of a change in control transaction completed on May 21, 2009.	The company is a shell company.
BTHC XIV, Inc.	Form 10-SB filed on July 9, 2007; SEC File Number 000-52722	Mr. Halter acquired control on August 16, 2006 and currently serves as its sole officer and director.	The company is a shell company.
BTHC XV	Form 10-SB filed on September 13, 2007; SEC File Number 0-52808	Mr. Halter acquired control on August 16, 2006 and currently serves as its sole officer and director.	The company is a shell company.
China Agritech, Inc.	Form 10 filed on February 2, 2002; Current SEC File Number 0-49608

Mr. Halter acquired a controlling interest in the company on May 25, 2004, and acted as its sole officer and director until his resignation as a result of a change in control transaction completed on February 3, 2005. Mr. Halter remains a minority stockholder of the company.

The company was engaged in the business of producing organic liquid compound fertilizers.

China BAK Battery, Inc.	The company originally filed a registration statement on Form S-1 on June 10, 2000 and a Form 8-A12G on March 29, 2002; SEC File Number 000-49712

Mr. Halter acquired a controlling interest in the company on June 14, 2004, and acted as its sole officer and director until his resignation as a result of a change in control transaction completed on January 20, 2005. Mr. Halter remains a minority stockholder of the company

The company was engaged as a manufacturer of lithium -ion batteries and related products.
China Digital Wireless, Inc.	The company originally became obligated to file reports with the SEC in 1983 with the filing of a Registration Statement on Form S-18(File Number 2-84351); Current SEC File Number 0-12536.

Mr. Halter acquired a controlling interest in the company on February 23, 2004, and acted as its sole officer and director until his resignation as a result of a change in control transaction completed on June 23, 2004. Mr. Halter remains a minority stockholder of the company.

The company was engaged as a provider of value added information services to mobile phone subscribers in China.
China Pharma Holdings, Inc.	Form 10 filed on February 15, 2000; SEC File Number 000-29523

Mr. Halter acquired a controlling interest in the company on May 11, 2005, and acted as its sole officer and director until the completion of a change in control transaction on October 20, 2005. Mr. Halter remains a minority stockholder of the company.

The company was engaged in providing research, development, manufacturing and sale of bio-pharmaceutical products.
China Ritar Power Corp. (formerly Concept Ventures Corp.)	Form 10-SB filed on April 29, 1999; SEC File Number 000-25901	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on February 16, 2007.	The company was in the business as a manufacturer of lead acid batteries.
Energroup Holdings Corp.	The company originally became obligated to file reports with the SEC in 2001 with the filing of a Registration Statement on Form 10-SB (File Number 0- 32873).

Mr. Halter acquired a controlling interest in the company on May 22, 2007, and acted as its sole officer and director until his resignation as a result of a change in control transaction completed on December 31, 2007. Mr. Halter remains a minority stockholder of the company

The company was a provider of packaged and processed pork products in China.
Fashion Tech International, Inc. (currently doing business as China Nutrifruit Group, Inc.)	The company became a public Company in 1984: SEC file Number 2-93231-NY

Mr. Halter acquired a controlling
interest in the company on October
18, 2007. A change in control transaction was completed on August 14, 2008. Mr. Halter is not an officer or director of this Company.

The company was a provider of fruit and vegetable products.
Games, Inc.	Form 10 filed on November 15, 2001; SEC File Number 000-33345	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on September 30, 2001.	The company was a technology company operating in the area of interactive entertainment.
Hong Kong Winalite Group, Inc.	Form SB-2 filed on July 21, 1999; SEC File Number 333- 83375	Mr. Halter acquired a controlling interest in the company on October 1, 2007. A change in control transaction occurred on December 28, 2007. Mr. Halter remains a minority stockholder of the company.	The company was in the business as a manufacturer of feminine hygiene products.
International Stem Cell Corp. (formerly BTHC III, Inc.)	Form 10 filed on April 4, 2006; SEC File Number 000-51891	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on December 28, 2006.	The company was engaged in the business of developing therapeutic products.

KMG Chemicals, Inc.	Form 10 filed on December 6, 1996; SEC File Number 000-29278	Mr. Halter is not a current stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on October 15, 1996.	The company was a seller of industrial wood preserving chemicals in the United States.
Marketing Acquisition Corp.	Form 10 filed on June 21, 2006; SEC File number 000-52072.	Mr. Halter acquired control of the Company on March 20, 2007 and continues to serve as its sole director and officer.	The Company is a shell company.
MGCC Investment Strategies, Inc.	The company became public via the filing of a SB-2 registration statement filed in October 2001, SEC File Number 000-50883	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of the change in control transaction completed on June 22, 2006.	The company was in the business as a manufacturer of auto parts.
Millennium Quest, Inc.	The company became public via the filing of a Form 10 registration statement filed in September 2000, SEC File Number 000-31619	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of the change in control transaction completed on May3, 2007.	The company was a manufacturer of dried food products.
Microwave Transmission Systems, Inc.	Form 10 filed on March 31, 2000; SEC File Number 000-30722	Mr. Halter is not a current stockholder of the company. Mr. Halter resigned as an officer and director of the company on as a result of a change in control transaction completed on August 6, 1999.	The company was engaged in the business of constructing and maintaining wireless communications transmitting and recovering facilities.
Nevstar Corporation (currently doing business as Golden Elephant Glass Technology, Inc.)	The Company filed a registration statement on Form S-1 on September 24, 1997; SEC File Number 000-21071	Mr. Halter acquired control of the company on October 11, 2005 and until the closing of a change in control transaction on March 31, 2008 served as its sole officer and director.	The company was a manufacturer of windshield and similar glass products.
Playlogic Entertainment, Inc.	The company filed with the SEC a registration statement on Form SB-2 on August 30, 2001 and a Form 8-A12G on February 28, 2002; SEC File Number 000-49649

Mr. Halter acquired a controlling interest in the company on December 15, 2004, and acted as its sole officer and director until the completion of a change in control transaction on June 3, 2005. Mr. Halter remains a minority stockholder of the company.

The company was engaged in the business of developing gaming software.
Polymedix, Inc.	Form 10 filed on April 5, 2006; SEC File Number 000-51895	Mr. Halter resigned as an officer and director on October 6, 2005. Mr. Halter remains a minority stockholder of the company.	The company was a bio-technology company focusing on research of infectious diseases.
Point Acquisition Corp.	The company became public via the filing of a Form 10 registration statement filed in September 2005, SEC File Number 000-51527	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of the change in control transaction completed on April 25, 2007	The company was engaged in the business of manufacturing monolithic refractory products.
Redpoint Bio Corp. (formerly Robcor Properties, Inc.)	The company became public via the filing of a SB-2 registration statement filed on May 19, 2005; SEC File Number 000-51708	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on March 12, 2007.	The company was engaged in the development of biotech products.

RTO Holdings, Inc.	The Company originally became public in 1986 pursuant to the filing of a registration statement under the Securities Act of 1933; SEC File Number 000-15579

Mr. Halter acquired control of the company on June 21, 2006 and served as its sole officer and director until August 29, 2006 when a change in control transaction was consummated. Mr. Halter remains a minority stockholder of the company.

The company was engaged in the development and operation of ethanol manufacturing facilities.
Segmentz, Inc.	Form 10 filed on January 30, 2002; SEC File Number 000-49606	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as officer and director of the company as a result of a change in control transaction completed on January 31, 2001.	The company was engaged in the business of providing transportation services to clients in the U.S. and Canada.
Shelron Group, Inc.	Form 10 filed on October 11, 2000; SEC File Number 000-31176	Mr. Halter is not a current stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on April 26, 2000.	The company was engaged in the business of developing business intelligence software and comparative shopping software programs.
SMSA El Paso I Acquisition Corp. (currently doing business as Latin America Ventures, Inc.)	Form 10 filed on March 12, 2008: SEC File Number 000-53132	Mr. Halter acquired control in September, 2007. A change in control transaction was completed on November 18, 2008. Mr. Halter remains a minority stockholder of the Company.	The company is seeking to consummate a combination transaction with an operating business located in Latin America and is deemed a shell company under the SEC’s definition of same.
SMSA El Paso II Acquisition Corp.	Form 10 filed on July 18, 2008; SEC File Number 000-53334

Mr. Halter acquired control in May, 2008. Mr. Halter does not serve as an officer and director of the Company. Mr. Halter is a minority shareholder as a result of a change in control transaction completed on August 11, 2009.

The Company is seeking to consummate a combination transaction with an operating business located in Asia and is a shell company under the SEC’s definition of same.
SMSA Palestine Acquisition Corp.	Form 10 filed on July 22, 2008; SEC File Number 000-53343

Mr. Halter acquired control in March, 2008. Mr. Halter does not serve as an officer or director of the Company. Mr. Halter is a minority shareholder as a result of a change in control transaction completed on November 4, 2009.

The Company is in the restaurant development business.
Sutor Technology, Inc.	The company originally became obligated to file reports with the SEC as the result of its 1989 filing of a registration statement on Form SB-2; SEC File Number 333-83351.	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on February 1, 2007.	The company was engaged in the business of manufacturing and selling steel fabrication products.
Tiens Biotech Group, Inc.	Form 10 filed on March 7, 2002; SEC File Number 000-49666	Mr. Halter remains a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on February 11, 2002.	The company was engaged in the development, manufacturing, and marketing of nutrition supplement products.
Winner Medical Group, Inc.	The company originally became obligated to file reports with the SEC as the result of its 1989 filing of a registration statement on Form S-18; SEC File Number 000-16547.

Mr. Halter acquired a controlling interest in the company on November 4, 2005, and acted as its sole officer and director until the completion of a change in control transaction on December 16, 2005. Mr. Halter remains a minority stockholder of the company.

The company was involved in the development, manufacturing and marketing of medical dressings and medical disposables.

Yuhe International, Inc.	Form SB-2 filed in September 1999; SEC File Number 333- 83125	Mr. Halter acquired a controlling interest in the company on November 6, 2007. A change in control transaction occurred on March 12, 2008. Mr. Halter remains a minority stockholder of the company.	The company was engaged in operating chicken hatcheries.
Zeolite Exploration Company	The company originally became public with the filing of a Registration Statement on Form SB-2 on October 23, 2002; SEC File Number 333-74670

Mr. Halter acquired a controlling interest in the company on November 30, 2005, and acted as its sole officer and director until the completion of a change in control transaction on March 31, 2006. Mr. Halter remains a minority stockholder of the company.

The company operated a nano-precipitated calcium carbonate manufacturing company in China.

ITEM 6. EXECUTIVE COMPENSATION

Executive Officers

No officer or director has received any compensation from us. Until we consummate a business combination, it is not anticipated that any officer or director will receive compensation from us.

We have no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees.

               Our board of directors appoints our executive officers to serve at the discretion of the board. Timothy P. Halter is our sole officer and director. Our directors receive no compensation from us for serving on the board. Until we consummate a business combination, we do not intend to reimburse our officers or directors for travel and other expenses incurred in connection with attending the board meetings or for conducting business activities.

Executive Compensation

Timothy P. Halter has received no compensation from us nor have we accrued any cash or non-cash compensation for his services since he was elected as an officer and director. He will not receive any compensation from us for his services as our sole officer and director until after we complete a business combination.

We do not have any employment or consulting agreements with any parties nor do we have a stock option plan or other equity compensation plans.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than the participation of HFG and Timothy P. Halter in our plan of reorganization and the issuance to HFG of 415,960 shares of our common stock for satisfaction of certain administrative claims and for HFG’s agreement to provide us with certain services as discussed in “Item 1- Description of Business”, there are no relationships or transactions between us and any of our directors, officers and principal stockholders.

ITEM 8. LEGAL PROCEEDINGS

Other than being subject to the provisions of the Plan and confirmation order, we are not a party to any legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market for our securities. We will seek to make our shares eligible for quotation on the OTC Bulletin Board. However, the Plan provides that no active trading market shall exist for our securities until after the consummation of a business combination. No assurance can be given that an active market will exist after we complete a business combination. The Plan further provides that our stockholders are enjoined from trading, selling or assigning their Plan Shares until we consummate a transaction. HFG, however, may transfer in a private transaction, a portion of its shares of our common stock prior to the consummation of a business combination to a single transferee or group of transferees under common control and to HFG employees and representatives, subject to compliance with applicable federal and state securities laws. Any such transferee shall be subject to the same restrictions as applicable to HFG under the Plan.

Effective September 9, 2009, HFG transferred 415,960 Plan Shares to its affiliate, HFI.

We have no equity compensation or other types of employee benefit plans.

Transfer Agent

We have engaged Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 (telephone number 469.633.0100) as our transfer agent. The Plan Shares have been issued and are being held by the transfer agent until a business combination is consummated.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. In the event we enter into a business combination with another company, we anticipate that management will continue furnishing annual reports to stockholders. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. Upon effectiveness of this registration statement, we intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

Holders. As of December 1, 2009, there were a total of 500,005 shares of our common stock outstanding, held by approximately 482 stockholders of record.

Dividends. We have not declared any dividends on our common stock since inception and do not intend to pay dividends on our common stock in the foreseeable future.

Securities Eligible for Future Sale

We relied, based on the confirmation order we received from the Bankruptcy Court, on Section 1145(a) (1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act of 1933, as amended, both the offer of the Plan Shares which may have been deemed to have occurred through the solicitation of acceptances of the plan of reorganization and the issuance of the Plan Shares pursuant to the plan of reorganization. In general, offers and sale of securities made in reliance on the exemption afforded under Section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, are free to resell such securities without registration under the Securities Act.

We currently do not have any outstanding restricted securities as defined in Rule 144. We do not intend to issue any securities prior to consummating a business transaction. The securities we issue in a merger transaction will most likely be restricted securities. Since we are a blank check or shell company, we believe the resale of restricted securities we issue in a merger transaction will be subject to the restrictions as stated below.

    Rule 144

On February 15, 2008 amendments to Rule 144 became effective and will apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, which we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

     Restrictions on the Reliance of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	The issuer of the securities is subject to the reporting requirements of Section 14 or 15(d) of the Exchange Act;

•

The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until one year after we have completed our initial business combination.

    Rule 145

In the business combination context, Rule 145 has imposed on affiliates of either the acquiror or the target company restrictions on public resales of securities received in a business combination, even where the securities to be issued in the business combination were registered under the Securities Act. These restrictions were designed to prevent the rapid distribution of securities into the public markets after a registered business combination by those who were in a position to influence the business combination transaction. The recent adopted amendments to Rule 145 eliminate these restrictions in most circumstances.

Under the new amendments, affiliates of a target company who receive registered shares in a Rule 145 business combination transaction, and who do not become affiliates of the acquiror, will be able to immediately resell the securities received by them into the public markets without registration (except for affiliates of a shell company as discussed in the following section). However, those persons who are affiliates of the acquiror, and those who become affiliates of the acquiror after the acquisition, will still be subject to the Rule 144 resale conditions generally applicable to affiliates, including the adequate current public information requirement, volume limitations, manner-of-sale requirements for equity securities, and, if applicable, a Form 144 filing.

    Application of Rule 145 to Shell Companies

Public resales of securities acquired by affiliates of acquirers and target companies in business combination transactions involving shell companies will continue to be subject to restrictions imposed by Rule 145. If the business combination transaction is not registered under the Securities Act, then the affiliates must look to Rule 144 to resell their securities (with the additional Rule 144 conditions applicable to shell company securities). If the business combination transaction is registered under the Securities Act, then affiliates of the acquirer and target company may resell the securities acquired in the transaction, subject to the following conditions:

•	The issuer must meet all of the conditions applicable to shell companies under Rule 144;

•

After 90 days from the date of the acquisition, the affiliates may resell their securities subject to Rule 144’s volume limitations, adequate current public information requirement, and manner-of-sale requirements;

•

After six months from the date of the acquisition, selling security-holders who are not affiliates of the acquirer may resell their securities subject only to the adequate current public information requirement of Rule 144; and

•	After one year from the date of the acquisition, selling security-holders who are not affiliates or the acquirer may resell their securities without restriction.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the plan of reorganization, we issued an aggregate of 500,005 shares of our common stock to 482 of our holders of unsecured debt and administrative claims. Such shares were issued in accordance with Section 1145 under the United States Bankruptcy Code and the transaction was thus exempt from the registration requirements of Section 5 of the Securities Act of 1933.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

     Our authorized capital stock consists of 100 million shares of common stock and 10 million shares of preferred stock. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, our stockholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

   Pursuant to our Articles of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 10 million shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock. No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

Provisions Having A Possible Anti-Takeover Effect

     Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws. In addition, our board has the authority, without further action by our stockholders, to issue up to 10 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of our preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Sections 78.751 and 78.752 of the Nevada Revised Statues, the registrant has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such. The registrant’s Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

•

The registrant must indemnify its directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by the registrant’s board of directors, so indemnify its officers and any other person whom it has power to indemnify against liability, reasonable expense or other matter whatsoever.

•

The registrant may at the discretion of its board of directors purchase and maintain insurance on behalf of the registrant and any person whom it has power to indemnify pursuant to law, its articles of incorporation, its bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Our Articles of Incorporation provides that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Limitations on liability provided for in our Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

               We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our stockholders.

               Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Nevada Revised Statutes and we may, if and to the extent authorized by our board of directors, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by SMSA Gainesville Acquisition Corp., of expenses incurred or paid by a director, officer or controlling person of SMSA Gainesville Acquisition Corp, in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial information beginning on page F-l hereof is provided in accordance with the requirements of Article 8 of Regulation S-X and Item 302 of Regulation S-K.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	See the index to financial statements on page F-2 hereof.
(b)	Exhibits. The following documents are filed as exhibits to this registration statement:

Exhibit	Description of Exhibit

2.1*

First Amended, Modified Chapter 11 Plan Proposed by Debtors, In the United States Bankruptcy Court, Northern District of Texas, Dallas Division, In Re: Senior Management Services of Treemont, Inc., et. al., Debtors, Case No. 07-30230, Jointly Administered, dated August 1, 2007.

2.2*	Order Confirming First Amended, Modified Chapter 11 Plan Proposed by Debtors, Case No. 07-30230, signed August 1, 2007.
2.3*	Notice of Entry of Confirmation Order dated August 10, 2007.
3.1*	Agreement and Plan of Merger by and between Senior Management Services of Gainesville, Inc. and SMSA Gainesville Acquisition Corp. dated September 9, 2009.
3.2*	Articles of Merger as filed with the Secretary of State of the State of Nevada on September 15, 2009.
3.3*	Articles of Merger as filed with the Secretary of State of the State of Texas on September 15, 2009.
3.4*	Articles of Incorporation of SMSA Gainesville Acquisition Corp.
3.5*	Bylaws of SMSA Gainesville Acquisition Corp.
4.1*	Form of common stock certificate.
_________________

*Previously filed as an exhibit to the Company’s Registration Statement on Form 10 which was filed with the Commission on October 21, 2009, and which is incorporated herein by reference.

SMSA Gainesville Acquisition Corp.
(a development stage company)

Contents

Page

Report of Registered Independent Certified Public Accounting Firm	F-2

Financial Statements

Balance Sheets as of June 30, 2009, December 31, 2008 and 2007	F-3

     Statement of Operations and Comprehensive Loss
          for the six months ended June 30, 2009 (reorganized company), the year ended December 31, 2008 (reorganized company),
          the period from August 1, 2007 (date of bankruptcy settlement)
          through December 31, 2007 (reorganized company) , for the
          period from January 1, 2007 through July 31, 2007 (predecessor company) and for the period from August 1, 2007 (date of bankruptcy
settlement) through June 30, 2009 (reorganized company)	F-4

      Statement of Changes in Stockholders' Equity
          for the six months ended June 30, 2009 (reorganized company), year ended December 31, 2008 (reorganized company),
          the period from August 1, 2007 (date of bankruptcy settlement)
          through December 31, 2007 (reorganized company) , for the
          period from January 1, 2007 through July 31, 2007 (predecessor company) and for the period from August 1, 2007 (date of bankruptcy
settlement) through June 30, 2009 (reorganized company)	F-5

     Statement of Cash Flows
          for the six months ended June 30, 2009 (reorganized company), year ended December 31, 2008 (reorganized company),
          the period from August 1, 2007 (date of bankruptcy settlement)
          through December 31, 2007 (reorganized company) , for the
          period from January 1, 2007 through July 31, 2007 (predecessor company) and for the period from August 1, 2007 (date of bankruptcy
settlement) through December 31, 2008 (reorganized company)	F-6

Notes to Financial Statements	F-7

LETTERHEAD OF S. W. HATFIELD, CPA

REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
SMSA Gainesville Acquisition Corp.

We have audited the accompanying balance sheets of SMSA Gainesville Acquisition Corp. (a Nevada corporation and a development stage company) as of June 30, 2009, December 31, 2008 and 2007 (reorganized company) and the related statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the six months ended June 30, 2009 (reorganized company), year ended December 31, 2008 (reorganized company), the period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2007 (reorganized company), the period from January 1, 2007 through July 31, 2007 (predecessor company) and for the period from August 1, 2007 (date of bankruptcy settlement) through June 30, 2009 (reorganized company). These financial statements are the sole responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SMSA Gainesville Acquisition Corp. (a development stage company) as of June 30, 2009, December 31, 2008 and 2007 (reorganized company) and the results of its operations and cash flows for the six months ended June 30, 2009 (reorganized company), year ended December 31, 2008 (reorganized company), the period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2007 (reorganized company), the period from January 1, 2007 through July 31, 2007 (predecessor company) and for the period from August 1, 2007 (date of bankruptcy settlement) through June 30, 2009 (reorganized company), in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note D to the financial statements, the Company has no viable operations or significant assets and is dependent upon significant stockholders to provide sufficient working capital to maintain the integrity of the corporate entity. These circumstances create substantial doubt about the Company's ability to continue as a going concern and are discussed in Note D. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

                         /s/ S. W. Hatfield CPA
                                 S. W. HATFIELD, CPA

Dallas, Texas
October 1, 2009

SMSA Gainesville Acquisition Corp.
(a development stage company)

Balance Sheets
June 30, 2009, December 31, 2008 and 2007

	Successor	Successor	Successor
	Company	Company	Company

	June 30,	December 31,	December 31,
	2009	2008	2007
ASSETS
Current Assets
Cash on hand and in bank	$--	$--	$--
Due from controlling shareholder	--	159	1,000

Total Assets	$--	$159	$1,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable - trade	$5,000	$5,000	$5,000
Working capital advances from controlling stockholder	348	--	--

Total Liabilities	5,348	5,000	5,000

Commitments and Contingencies

Stockholders' Equity (Deficit)
Preferred stock - $0.001 par value
10,000,000 shares authorized.
None issued and outstanding	--	--	--
Common stock - $0.001 par value.
100,000,000 shares authorized.
500,005 shares issued and outstanding	500	500	500
Additional paid-in capital	500	500	500
Deficit accumulated during the development stage	(6,348)	(5,841)	(5,000)

Total Stockholders' Equity (Deficit)	(5,348)	(4,841)	(4,000)

Total Liabilities and
Stockholders’ Equity (Deficit)	$--	$159	$1,000

The accompanying notes are an integral part of these financial statements.

SMSA Gainesville Acquisition Corp.
(a development stage company)

Statements of Operations and Comprehensive Loss
Six months ended June 30, 2009,
Year ended December 31, 2008,
Period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2007,
Period from January 1, 2007 through July 31, 2007 and
Period from August 1, 2007 (date of bankruptcy settlement) through June 30, 2009

	Successor	Successor	Successor	Predecessor	Successor
	Company	Company	Company	Company	Company

			Period from		Period from
			August 1, 2007		August 1, 2007
			(date of		(date of
			bankruptcy		bankruptcy
	Six months		settlement)	Period from	settlement)
	ended	Year ended	through	January 1, 2007	through
	June 30,	December 31,	December 31,	through	June 30,
	2009	2008	2007	July 31, 2007	2009

Revenues	$--	$--	$--	$--	$--

Operating expenses
Reorganization costs	--	--	2,500	--	2,500
Professional fees	507	841	2,500	--	3,848
Other general and
administrative costs	--	--	--	--	--

Total operating expenses	507	841	5,000	--	6,348

Loss from operations	(507)	(841)	(5,000)	--	(6,348)

Provision for income taxes	--	--	--	--	--

Net loss from continuing operations	(507)	(841)	(5,000)	--	(6,348)

Discontinued Operations
Loss from discontinued operations,
net of income tax benefit of $-0-	--	--	--	(125,939)	--
Gain on bankruptcy liquidation of
operations, net of income tax
benefit of $-0-	--	--	--	2,114,092	--

Net Income (Loss)	(507)	(841)	(5,000)	1,988,153	(6,348)

Other comprehensive income	--	--	--	--	--

Comprehensive Income (Loss)	$(507)	$(841)	$(5,000)	$1,988,153	$(6,348)

Loss per weighted-average share
of common stock outstanding,
computed on net loss - basic
and fully diluted	$(.000)	$(0.00)	$(0.01)	$(1,988.15)	$(0.01)

Weighted-average number of shares
of common stock outstanding -
basic and fully diluted	500,005	500,005	500,005	1,000	500,005

The accompanying notes are an integral part of these financial statements.

SMSA Gainesville Acquisition Corp.
(a development stage company)

Statement of Changes in Stockholders’ Equity (Deficit)
Six months ended June 30, 2009,
Year ended December 31, 2008,
Period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2007,
Period from January 1, 2007 through July 31, 2007 and
Period from August 1, 2007 (date of bankruptcy settlement) through June 30, 2009

				Accumulated
				Deficit or
				Deficit
				accumulated
			Additional	during the
	Common Stock		paid-in	development
	Shares	Amount	capital	stage	Total
Predecessor Company
Balances at January 1, 2007	1,000	$10	$990	$(1,989,153)	$(1,988,153)

Net income for the period from
January 1, 2007 to July 31, 2007	--	--	--	(125,939)	(125,939)

Fresh start accounting adjustments
including elimination of all
outstanding equity in settlement
of bankruptcy proceeding	(1,000)	(10)	(990)	2,115,092	2,114,092

Balances at July 31, 2007	--	--	--	--	--

Reorganized Company
Stock issued pursuant
to plan of reorganization
at bankruptcy settlement
date on August 1, 2007	500,005	500	500	--	1,000

Net loss for the period from
August 1, 2007 (date of bankruptcy
settlement) to December 31, 2007	--	--	--	(5,000)	(5,000)

Balances at December 31, 2007	500,005	500	500	(5,000)	(4,000)

Net loss for the year	--	--	--	(841)	(841)

Balances at December 31, 2008	500,005	500	500	(5,841)	(4,841)

Net loss for the period	--	--	--	(507)	(507)

Balances at June 30, 2009	500,005	$500	$500	$(6,348)	$(5,348)

The accompanying notes are an integral part of these financial statements.

SMSA Gainesville Acquisition Corp.
(a development stage company)

Statement of Cash Flows
Six months ended June 30, 2009,
Year ended December 31, 2008,
Period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2007,
Period from January 1, 2007 through July 31, 2007 and
Period from August 1, 2007 (date of bankruptcy settlement) through June 30, 2009

	Successor	Successor	Successor	Predecessor	Successor
	Company	Company	Company	Company	Company

			Period from		Period from
			August 1, 2007		August 1, 2007
			(date of		(date of
			bankruptcy		bankruptcy
	Six months		settlement)	Period from	settlement)
	ended	Year ended	through	January 1, 2007	through
	June 30,	December 31,	December 31,	through	June 30,
	2009	2008	2007	July 31, 2007	2009
Cash Flows from Operating Activities
Net income (loss)
for the period	$(507)	$(841)	$(5,000)	$1,988,153	$(6,348)
Adjustments to reconcile net loss
to net cash provided by
operating activities
Non-cash gain on bankruptcy
settlement and liquidation
of business activities	--	--	--	(2,114,092)	--
Depreciation	--	--	--	4,958	--
(Increase) Decrease in
Accounts receivable	--	--	--	168,390	--
Prepaid expenses and
other assets	--	--	--	(15,550)	--
Increase (Decrease) in
Accounts payable	--	--	5,000	28,415	5,000
Other accrued liabilities	--	--	--	(47,573)	--
Net cash provided by
operating activities	(507)	(841)	--	12,701	(1,348)

Cash Flows from Investing Activities
Purchase of property and equipment
used in operations abandoned
through bankruptcy	--	--	--	(2,141)	--

Cash Flows from Financing Activities
Reduction in cash overdraft	--	--	--	--	--
Cash paid for debt incurred on
operations abandoned through
bankruptcy	--	--	--	(548,898)	--
Cash received from companies
affiliated to the bankruptcy action	--	--	--	538,375	--
Cash transferred to bankruptcy trust	--	--	--	(4,823)	--
Cash funded from bankruptcy trust	--	--	1,000	--	1,000
Working capital advances
(to) from majority stockholder	507	841	(1,000)	--	348

	Successor	Successor	Successor	Predecessor	Successor
	Company	Company	Company	Company	Company

			Period from		Period from
			August 1, 2007		August 1, 2007
			(date of		(date of
			bankruptcy		bankruptcy
	Six months		settlement)	Period from	settlement)
	ended	Year ended	through	January 1, 2007	through
	June 30,	December 31,	December 31,	through	June 30,
	2009	2008	2007	July 31, 2007	2009

Net cash provided by
financing activities	507	841	--	(15,346)	1,348

Increase in Cash	--	--	--	(4,786)	--
Cash at beginning of period	--	--	--	4,786	--

Cash at end of period	$--	$--	$--	$--	$--

Supplemental Disclosure of Interest and Income Taxes Paid
Interest paid
during the period	$--	$--	$--	$--	$--

Income taxes paid
during the period	$--	$--	$--	$--	$--

The accompanying notes are an integral part of these financial statements.

SMSA Gainesville Acquisition Corp.
(a development stage company)

Notes to Financial Statements
June 30, 2009, December 31, 2008 and 2007

Note A - Background and Description of Business

SMSA Gainesville Acquisition Corp. (Company) was organized on September 9, 2009 as a Nevada corporation to effect the reincorporation of Senior Management Services of Gainesville, Inc. (Predecessor Company), a Texas corporation, mandated by the plan of reorganization discussed below.

The Company’s emergence from Chapter 11 of Title 11 of the United States Code on August 1, 2007, which was effective on August 10, 2007, created the combination of a change in majority ownership and voting control - that is, loss of control by the then-existing stockholders, a court-approved reorganization, and a reliable measure of the entity’s fair value - resulting in a fresh start, creating, in substance, a new reporting entity. Accordingly, the Company, post bankruptcy, has no significant assets, liabilities or operating activities. Therefore, the Company, as a new reporting entity, qualifies as a “development stage enterprise” as defined in Statement of Financial Accounting Standard No. 7, as amended and a shell company as defined in Rule 405 under the Securities Act of 1933 (Securities Act), and Rule 12b-2 under the Securities Exchange Act of 1934 (Exchange Act).

In accordance with the confirmed plan of reorganization, our current business plan is to seek to identify a privately-held operating company desiring to become a publicly held company by merging with the Company through a reverse merger or acquisition.

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code

On January 17, 2007, Senior Management Services of Gainesville, Inc. and its affiliated companies (SMS Companies or Debtors) filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. During the three years prior to filing the reorganization petition, SMS Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy proceedings consisted of a total of 14 separate nursing facilities, ranging in size from approximately 114 beds to 325 beds. In the aggregate, SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees. A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid. The SMS Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients. The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas. In 2005, SMS Companies obtained a secured credit facility from a financial institution. The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real property on which 2 of its nursing care facilities operated. By late 2006, SMS Companies were in an "overadvance" position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility. Beginning in September 2006, SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Companies obtained a commitment from a new lender to refinance and restructure the credit facility. SMS Companies were unsuccessful in obtaining a commitment from a new lender and, on January 5, 2007, the lender declared SMS Companies in default and commenced foreclosure and collection proceedings. On January 9, 2007, the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy. Subsequently, on January 17, 2007, the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Under Chapter 11, certain claims against the Debtors in existence prior to the filing of the petitions for relief under Federal Bankruptcy Laws are stayed while the Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. These claims were reflected in the Predecessor Company’s balance sheets as “Liabilities Subject to Compromise” through the settlement date. Additional claims (liabilities subject to compromise) may arise subsequent to the petition date resulting from the rejection of executory contracts, including leases, and from the determination of the court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts.

SMSA Gainesville Acquisition Corp.
(a development stage company)

Notes to Financial Statements - Continued
June 30, 2009, December 31, 2008 and 2007

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code - Continued

The First Amended, Modified Chapter 11 Plan, (the Plan) as presented by SMS Companies and their creditors was approved by the United States Bankruptcy Court, Northern District of Texas - Dallas Division on August 1, 2007. The Plan, which contemplates the Company entering into a reverse merger transaction, provided that certain identified claimants as well as unsecured creditors, in accordance with the allocation provisions of the Plan of Reorganization, and the Company’s new controlling stockholder would receive “new” shares of the Company’s post-reorganization common stock, pursuant to Section 1145(a) of the Bankruptcy Code. As a result of the Plan’s approval, all liens, security interests, encumbrances and other interests, as defined in the Plan of Reorganization, attach to the creditor’s trust. Specific injunctions prohibit any of these claims from being asserted against the Company prior to the contemplated reverse merger.

All assets, liabilities and other claims, including “Allowed Administrative Claims” which arise in the processing of the bankruptcy proceedings, against the Company and it’s affiliated entities were combined into a single creditor’s trust for the purpose of distribution of funds to creditors. Each of the individual SMS Companies entities otherwise remained separate corporate entities. From the commencement of the bankruptcy proceedings through August 1, 2007 (the confirmation date of the plan of reorganization), all secured claims and/or administrative claims during this period were satisfied through either direct payment or negotiation.

The bankruptcy court has no continuing jurisdiction over the Company other than the acceptance by the court of a certificate of completion of the reverse merger or acquisition when consummated which is to be filed with the court in accordance with the procedures provided in the confirmation order. Pursuant to the confirmation order, if we do not consummate a business combination prior to August 10, 2010, as mandated in the Plan of Reorganization, the Plan Shares will be deemed canceled, the pre-merger or acquisition injunction provisions of the confirmation order, as they pertain to the Company, shall be deemed dissolved and no discharge will be granted to the Company, all without further order of the bankruptcy court. If we timely consummate a merger or acquisition with an entity which is engaged in business, we will file a certificate of compliance with the bankruptcy court which will state that the requirements of the Plan have been met, resulting in the discharge to be deemed granted. Thereafter, the post discharge injunction provisions set forth in the Plan and the confirmation order shall then become effective.

The Company’s Plan of Reorganization was confirmed by the Bankruptcy Court on August 1, 2007 and became effective on August 10, 2007. It was determined that SMSA Gainesville Acquisition Corp’s reorganization value computed immediately before August 1, 2007, the confirmation date of the Plan of Reorganization, was approximately $1,000, which consisted of the following:

Current assets to be transferred to the post-confirmation entity	$1,000
Fair market value of property and equipment	--
Deposits with vendors and other assets transferred
to the post-confirmation entity	--

Reorganization value	$1,000

Pursuant to the Plan of Reorganization, all of the operations of the Company were transferred to a combined creditor’s trust and, as approved by the Bankruptcy Court, a completely new entity was formed for purposes of completing the aforementioned reverse merger transaction. The Company adopted fresh-start reporting because the holders of existing voting shares immediately before filing and confirmation of the Plan received less than 50.0% of the voting shares of the emerging entity and its reorganization value is not greater than its postpetition liabilities and allowed claims, as shown below:

Postpetition current liabilities	$--
Liabilities deferred pursuant to Chapter 11 proceeding	--
“New” common stock issued upon reorganization	1,000

Total postpetition liabilities and allowed claims	1,000
Reorganization value	(1,000)

Excess of liabilities over reorganization value	$--

SMSA Gainesville Acquisition Corp.
(a development stage company)

Notes to Financial Statements - Continued
June 30, 2009, December 31, 2008 and 2007

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code - Continued

The reorganization value of SMSA Gainesville Acquisition Corp. was determined in consideration of several factors and by reliance on various valuation methods, including discounting cash flow and price/earnings and other applicable ratios. The factors considered by SMSA Gainesville Acquisition Corp. included the following:

•	Forecasted operating and cash flows results which gave effect to the estimated impact of
	-	Corporate restructuring and other operating program changes
	-	Limitations on the use of available net operating loss carryforwards and other tax attributes resulting from the Plan of Reorganization and other events
•	The discounted residual value at the end of the forecast period based on capitalized cash flows for the last year of that period.
•	Market share and position
•	Competition and general economic conditions
•	Projected sales growth
•	Potential profitability
•	Seasonality and working capital requirements

After consideration of SMSA Gainesville Acquisition Corp.’s debt capacity and other capital structure considerations, such as industry norms, projected earnings to fixed charges, projected earnings before interest and projected free cash flow to debt service and other applicable ratios, management determined that SMSA Gainesville Acquisition Corp.’s reorganization capital structure should be as follows:

Common Stock (500,005 “new” shares to be issued at $0.001 par value)	$500
Additional paid-in capital	500

Total reorganized capital structure	$1,000

As previously discussed, the cancellation of all existing shares outstanding at the date of the bankruptcy filing and the issuance of all “new” shares of the reorganized entity caused an issuance of shares of common stock and a related change of control of the Company with more than 50.0% of the “new” shares being held by persons and/or entities which were not pre-bankruptcy stockholders. Accordingly, per American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP-90-7), the Company adopted “fresh-start” accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value. SOP 90-7 further states that fresh start financial statements prepared by entities emerging from bankruptcy will not be comparable with those prepared before their plans were confirmed because they are, in fact, those of a new entity. For accounting purposes, the Company adopted fresh start accounting in accordance with SOP 90-7 as of August 1, 2007, the confirmation date of the Plan. The following accounting entries and condensed balance sheet illustrate the financial effect of implementing the Company’s Plan and the adoption of fresh start reporting as of the approval of the Plan by the Bankruptcy Court on August 1, 2007.

Entries to record debt discharge	Debit	Credit

Liabilities subject to compromise	$2,313,640
Cash		$4,823
Accounts receivable - trade and other		78,364
Prepaid expenses and other assets		31,340
Property and equipment		163,947
Accumulated depreciation	78,926
Gain on debt discharge		2,114,092

SMSA Gainesville Acquisition Corp.
(a development stage company)

Notes to Financial Statements - Continued
June 30, 2009, December 31, 2008 and 2007

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code - Continued

Entries to record cancellation of “old” stock and issuance of “new” stock	Debit	Credit

Common stock - old	$10
Additional paid-in capital	490
Common stock - new		$500

Entries to record the adoption of fresh-start reporting and to eliminate the deficit

Cash due from bankruptcy creditor’s trust	$1,000
Accumulated deficit		$1,000

The effect of the Plan of Reorganization on SMSA Gainesville Acquisition Corp.’s balance sheet at August 1, 2007, is as follows:

	Adjustments to record confirmation of Plan
	July 31, 2007				August 1, 2007
					Reorganized
	Pre-	Debt	Exchange of	Fresh	Balance
	Confirmation	discharge	stock	start	Sheet

Cash on hand and in bank	$4,823	$(4,823)	$--	$1,000	$1,000
Accounts receivable	78,364	(78,364)	--	--	--
Prepaid expenses and other	31,340	(31,340)	--	--	--
Total current assets	114,527	(114,527)	--	1,000	1,000

Property and equipment	163,947	(163,947)	--	--	--
Accumulated depreciation	(78,926)	78,926	--	--	--
Net Property and Equipment	85,021	(85,021)	--	--	--

Total Assets	$199,548	$(199,548)	$--	$1,000	$1,000

Liabilities subject
to compromise	$2,313,640	$(2,313,640)	$--	$--	$--

Stockholders’ equity (deficit)
Common stock - new	--	--	500	--	500
Common stock - old	10	--	(10)	--	--
Additional paid-in capital	990	--	(490)	--	500
Accumulated deficit	(2,115,092)	2,114,092	--	1,000	--
Total stockholders’ deficit	(2,114,092)	2,114,092	--	1,000	1,000

Total Liabilities and
Stockholders’ Equity	$199,548	$(199,548)	$--	$1,000	$1,000

As of August 1, 2007, in accordance with the Plan of Reorganization, the only asset of the Company was approximately $1,000 in cash transferred from the bankruptcy creditor’s trust.

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SMSA Gainesville Acquisition Corp.
(a development stage company)

Notes to Financial Statements - Continued
June 30, 2009, December 31, 2008 and 2007

Note C - Preparation of Financial Statements

All financial information prior to August 1, 2007 is presented as pertaining to the Predecessor Company while all financial information presented as of and after August 1, 2007 is presented as pertaining to the Reorganized Company. Accordingly, the Statement of Operations and Comprehensive Loss and Statement of Cash Flows present information pertaining to both the Predecessor Company and Reorganized Company. The information presented in the Balance Sheet pertains only to the Reorganized Company at June 30, 2009, December 31, 2008 and 2007, respectively.

As stated in SOP 90-7, fresh start financial statements prepared by entities emerging from bankruptcy will not be comparable with those prepared before their plans were confirmed because they are, in fact, those of a new entity.

The results of operations related to the business activities abandoned through the bankruptcy action for the Predecessor Company period from January 1, 2007 through July 31, 2007 are presented as “discontinued operations” in the accompanying statement of operations, pursuant to the appropriate accounting standards.

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles and has established a year-end for accounting purposes of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Note D - Going Concern Uncertainty

The Company has no post-bankruptcy operating history, no cash on hand, no assets and has a business plan with inherent risk. Because of these factors, the Company’s auditors have issued an audit opinion on the Company’s financial statements which includes a statement describing our going concern status. This means, in the auditor’s opinion, substantial doubt about our ability to continue as a going concern exists at the date of their opinion.

The Company’s majority stockholder currently maintains the corporate status of the Company and has provided all nominal working capital support on the Company's behalf since the bankruptcy discharge date. Because of the Company's lack of operating assets, its continuance is fully dependent upon the majority stockholder's continuing support. The majority stockholder intends to continue the funding of nominal necessary expenses to sustain the corporate entity. However, the Company is at the mercy of future economic trends and business operations for the Company’s majority stockholder to have the resources available to support the Company. Should this pledge fail to provide financing, the Company has not identified any alternative sources of working capital to support the Company.

The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis. Further, the Company faces considerable risk in it’s business plan and a potential shortfall of funding due to our inability to raise capital in the equity securities market. If no additional operating capital is received during the next twelve months, the Company will be forced to rely on existing cash in the bank and additional funds loaned by management and/or significant stockholders.

SMSA Gainesville Acquisition Corp.
(a development stage company)

Notes to Financial Statements - Continued
June 30, 2009, December 31, 2008 and 2007

Note D - Going Concern Uncertainty - Continued

The Company’s business plan is to seek an acquisition or merger with a private operating company which offers an opportunity for growth and possible appreciation of our stockholders’ investment in the then issued and outstanding common stock. However, there is no assurance that the Company will be able to successfully consummate an acquisition or merger with a private operating company or, if successful, that any acquisition or merger will result in the appreciation of our stockholders’ investment in the then outstanding common stock.

The Company remains dependent upon additional external sources of financing; including being dependent upon its management and/or significant stockholders to provide sufficient working capital in excess of the Company’s initial capitalization to preserve the integrity of the corporate entity.

The Company anticipates offering future sales of equity securities. However, there is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

The Company’s certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock and 100,000,000 shares of common stock. The Company’s ability to issue preferred stock may limit the Company’s ability to obtain debt or equity financing as well as impede potential takeover of the Company, which takeover may be in the best interest of stockholders. The Company’s ability to issue these authorized but unissued securities may also negatively impact our ability to raise additional capital through the sale of our debt or equity securities.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist. There is no legal obligation for either management or significant stockholders to provide additional future funding.

In such a restricted cash flow scenario, the Company would be unable to complete its business plan steps, and would, instead, delay all cash intensive activities. Without necessary cash flow, the Company may become dormant during the next twelve months, or until such time as necessary funds could be raised in the equity securities market.

While the Company is of the opinion that good faith estimates of the Company’s ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.

Note E - Summary of Significant Accounting Policies

1.     Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.     Reorganization costs

The Company has adopted the provisions of AICPA Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities” whereby all costs incurred with the incorporation and reorganization, post-bankruptcy, of the Company were charged to operations as incurred.

SMSA Gainesville Acquisition Corp.

(a development stage company)

Notes to Financial Statements - Continued
June 30, 2009, December 31, 2008 and 2007

Note E - Summary of Significant Accounting Policies - Continued

3.     Income taxes

The Company files income tax returns in the United States of America and various states, as appropriate and applicable. As a result of the Company’s bankruptcy action, the Company is no longer subject to U.S. federal, state and local, as applicable, income tax examinations by regulatory taxing authorities for any period prior to August 1, 2007. The Company does not anticipate any examinations of returns filed for periods ending after August 1, 2007.

The Company uses the asset and liability method of accounting for income taxes. At December 31, 2008 and 2007, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences generally represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, on January 1, 2007. FASB Interpretation No. 48 requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority. As a result of the implementation of Interpretation 48, the Company did not incur any liability for unrecognized tax benefits.

4.     Income (Loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

As of June 30, 2009, December 31, 2008 and 2007, and subsequent thereto, the Company had no outstanding stock warrants, options or convertible securities which could be considered as dilutive for purposes of the loss per share calculation.

Note F - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company’s earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company’s earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

SMSA Gainesville Acquisition Corp.
(a development stage company)

Notes to Financial Statements - Continued
June 30, 2009, December 31, 2008 and 2007

Note G - Income Taxes

The components of income tax (benefit) expense for the six months ended June 30, 2009, the year ended December 31, 2008, the period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2007, the period from January 1, 2007 through July 31, 2007 (predecessor company) and for the period from August 1, 2007 (date of bankruptcy settlement) through June 30, 2009 are as follows:

	Successor	Successor	Successor	Predecessor	Successor
	Company	Company	Company	Company	Company

			Period from		Period from
			August 1, 2007		August 1, 2007
			(date of		(date of
			bankruptcy		bankruptcy
	Six months		settlement)	Period from	settlement)
	ended	Year ended	through	January 1, 2007	through
	June 30,	December 31,	December 31,	through	June 30,
	2009	2008	2007	July 31, 2007	2009
Federal:
Current	$--	$--	$--	$--	$--
Deferred	--	--	--	--	--
	--	--	--	--	--
State:
Current	--	--	--	--	--
Deferred	--	--	--	--	--
	--	--	--	--	--

Total	$--	$--	$--	$--	$--

As of June 30, 2009, the Company has a net operating loss carryforward of approximately $6,300 to offset future taxable income. The amount and availability of any net operating loss carryforwards will be subject to the limitations set forth in the Internal Revenue Code. Such factors as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of any net operating loss carryforward(s).

(Remainder of this page left blank intentionally)

SMSA Gainesville Acquisition Corp.
(a development stage company)

Notes to Financial Statements - Continued
June 30, 2009, December 31, 2008 and 2007

Note G - Income Taxes - Continued

The Company's income tax expense (benefit) for the six months ended June 30, 2009, the year ended December 31, 2008, the period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2007, the period from January 1, 2007 through July 31, 2007 (predecessor company) and for the period from August 1, 2007 (date of bankruptcy settlement) through June 30, 2009 varied from the statutory rate of 34% as follows:

	Successor	Successor	Successor	Predecessor	Successor
	Company	Company	Company	Company	Company

			Period from		Period from
			August 1, 2007		August 1, 2007
			(date of		(date of
			bankruptcy		bankruptcy
	Six months		settlement)	Period from	settlement)
	ended	Year ended	through	January 1, 2007	through
	June 30,	December 31,	December 31,	through	June 30,
	2009	2008	2007	July 31, 2007	2009
Statutory rate applied to
income before income taxes	$(170)	$(285)	$(1,700)	$43,000	$(2,155)
Increase (decrease) in income
taxes resulting from:
State income taxes	--	--	--	--	--
Other, including reserve
for deferred tax asset and
application of net operating
loss carryforward	170	285	1,700	(43,000)	2,155

Income tax expense	$--	$--	$--	$--	$--

The Company’s only temporary difference as of June 30, 2009, December 31, 2008 and 2007, respectively, relates to the Company’s net operating loss carryforward. Accordingly, any deferred tax asset is fully reserved as of June 30, 2009, December 31, 2008 and 2007, respectively.

Note H - Capital Stock Transactions

Pursuant to the Plan affirmed by the U. S. Bankruptcy Court - Northern District of Texas - Dallas Division, the Company will issue a sufficient number of Plan shares to meet the requirements of the Plan. Such number was estimated in the Plan to be approximately 500,000 Plan Shares relative to each Post Confirmation Debtor.

As provided in the Plan, 80.0% of the Plan Shares of the Company were issued to Halter Financial Group, Inc. (HFG) in exchange for the release of its Allowed Administrative Claims and for the performance of certain services and the payment of certain fees related to the anticipated reverse merger or acquisition transactions described in the Plan. The remaining 20.0% of the Plan Shares of the Company were issued to other holders of various claims as defined in the Plan.

Based upon the calculations provided by the Creditor’s Trustee, the Company issued an aggregate 500,005 shares of the Company’s “new” common stock to HFG and the appropriate holders of various claims, as defined in the Plan, in settlement of all unpaid pre-confirmation obligations of the Company and/or the bankruptcy trust.

Effective September 9, 2009, HFG transferred its 415,960 Plan Shares to Halter Financial Investments, L.P. (HFI), a Texas limited partnership controlled by Timothy P. Halter, who is also the controlling officer of HFG.

SIGNATURES

In accordance with Section 12 of the Exchange Act, the Company caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SMSA GAINESVILLE ACQUISITON CORP.

DATE: December 4, 2009	By:	/s/ Timothy P. Halter
Timothy P. Halter, President, Secretary, Chief
Executive Officer and Chief Financial Officer

INDEX OF EXHIBITS

The following documents are filed as exhibits to this Registration Statement

Exhibit	Description of Exhibit

2.1*

First Amended, Modified Chapter 11 Plan Proposed by Debtors, In the United States Bankruptcy Court, Northern District of Texas, Dallas Division, In Re: Senior Management Services of Treemont, Inc., et. al., Debtors, Case No. 07-30230, Jointly Administered, dated August 1, 2007.

2.2*	Order Confirming First Amended, Modified Chapter 11 Plan Proposed by Debtors, Case No. 07-30230, signed August 1, 2007.

2.3*	Notice of Entry of Confirmation Order dated August 10, 2007.

3.1*	Agreement and Plan of Merger by and between Senior Management Services of Gainesville, Inc. and SMSA Gainesville Acquisition Corp. dated September 9, 2009.

3.2*	Articles of Merger as filed with the Secretary of State of the State of Nevada on September 15, 2009.

3.3*	Articles of Merger as filed with the Secretary of State of the State of Texas on September 15, 2009.

3.4*	Articles of Incorporation of SMSA Gainesville Acquisition Corp.

3.5*	Bylaws of SMSA Gainesville Acquisition Corp.

4.1*	Form of common stock certificate.
_________________

*Previously filed as an exhibit to the Company’s Registration Statement on Form 10 which was filed with the Commission on October 21, 2009, and which is incorporated herein by reference.

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